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                                                                   Exhibit 11





CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Municipal Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 14 to the Registration Statement of Strong Municipal Funds, Inc. on Form N-1A of our reports dated April 2, 1997 on our audits of the financial statements and financial highlights of Strong Municipal Money Market Fund and Strong Municipal Advantage Fund (each a series of Strong Municipal Funds, Inc.), which reports are included in the Annual Report to Shareholders for the year ended February 28, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


                                  COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
June 26, 1997